PRESS RELEASE

Investor Contact:	Acquisitions Contact:	Media Contact:

Scott D. Peters President & CEO Healthcare Trust of America, Inc. 480.998.3478 scottpeters@htareit.com	Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480.998.3478 markengstrom@htareit.com	Claire Koeneman President Financial Relations Board 312.640.6745 ckoeneman@mww.com

Healthcare Trust of America, Inc. Purchases $146,290,000 of Healthcare Assets in First Quarter

Scottsdale, Arizona (April 5, 2010) – Healthcare Trust of America, Inc. (“HTA”), a self-managed, publicly-registered, non-traded real estate investment trust, announced that it had completed a total of nine acquisitions in the first quarter of 2010, including HTA exercising its option to purchase the remaining minority interest in an ownership entity of an existing asset. These acquisitions involved 13 medical office buildings containing approximately 673,000 square feet for a total purchase price of approximately $146,290,000.

The acquisitions completed during the first quarter are characterized by:

•	Average remaining lease term of 10 years or more;

•	Approximately 98.5% of the acquired portfolio space was leased at closing; and

•	Major credit quality tenant concentration with approximately 64% of the leased space leased to five major tenants with credit ratings ranging from A+ to AAA (Fitch).

With these acquisitions, HTA’s portfolio now totals 8.1 million square feet of gross leasable area, which is over 90% leased. Based on acquisition prices, HTA’s total portfolio is valued at approximately $1.61 billion.

“The first quarter acquisitions are consistent with our long term acquisition strategy of acquiring quality assets in key markets associated with strong healthcare providers,” said Scott D. Peters, HTA’s Chairman and Chief Executive Officer. “Our strong balance sheet and liquidity continue to afford HTA the opportunity to acquire quality assets which maximize shareholder value in the short and long term.”

“HTA maintained a disciplined acquisition strategy which allowed us to use cash to both negotiate and acquire these assets. We have also been able to utilize liquidity for acquisitions, and continue to maintain a strong cash position,” stated Mark D. Engstrom, HTA’s Executive Vice President – Acquisitions. “Our acquisitions continue to focus on medical office buildings which represent over 90% of invested assets of which 70% are located on or adjacent to a hospital campus.”

HTA Acquisitions Summary for First Quarter 2010

Deaconess Clinic Portfolio	Evansville, IN	$45,257,000
Triad Technology Center	Baltimore, MD	29,250,000
Camp Creek Medical Center I & II	Atlanta, GA	19,550,000
Sugar Land II MOB	Houston, TX	12,400,000
King Street MOB	Jacksonville, FL	10,775,000
The Medical Center at East Cooper	Mount Pleasant, SC	10,325,000
Hilton Head – Heritage MOB	Hilton Head, SC	8,058,000
Pearland MOB I	Houston, TX	6,775,000
Chesterfield Rehabilitation Center (buyout of remaining 20% interest)	Chesterfield, MO	3,900,000
		$146,290,000

About Healthcare Trust of America, Inc.

Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. Since September 2009, when HTA completed its transition to self management, it has acquired approximately $563 million of medical office and healthcare-related assets. These assets include a total of 17 properties and one other real estate-related asset, representing approximately 2.6 million square feet. Since its formation in 2006, HTA has made 61 geographically diverse acquisitions valued at approximately $1.61 billion based on purchase price, which includes 192 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 8.1 million square feet, and includes 173 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 21 states.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the growth and value of HTA’s portfolio and the value that the new acquisitions add to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of the new acquisitions; the strength and financial condition of the tenants; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties relating to changes in the healthcare industry; uncertainties relating to the implementation of HTA’s investment strategy; and other risk factors as outlined in HTA’s prospectus, as amended from time to time, and as detailed from time to time in HTA’s periodic reports, as filed with the Securities and Exchange Commission.